UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 12, 2019

VERISIGN, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-23593	94-3221585
(Commission File Number)	(IRS Employer Identification No.)

12061 Bluemont Way,
Reston,	Virginia	20190
(Address of principal executive offices)		(Zip Code)
(703) 948-3200
(Registrant’s Telephone Number, Including Area Code)
Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value Per Share	VRSN	Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 1.01.	Entry into a Material Definitive Agreement.
On December 12, 2019, VeriSign, Inc. (the “Company”) entered into a Credit Agreement (the “New Credit Agreement”) among the Company, any borrowing subsidiaries of the Company that are from time to time made party thereto, JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”), and the lenders party thereto (the “Lenders”).
The New Credit Agreement replaced the Credit Agreement, dated as of March 31, 2015, among the Company, the borrowing subsidiaries party thereto, JPMorgan Chase Bank, N.A., as administrative agent, J.P. Morgan Europe Limited, as London agent, and the lenders party thereto (the “Terminated Credit Agreement”), which is further discussed in Item 1.02 below.
The New Credit Agreement provides for a $200 million (the “Commitment Amount”) committed unsecured revolving credit facility (the “New Facility”), under which the Company and certain designated subsidiaries may be borrowers (the “Borrowers”). Loans may be extended in US dollars and certain specified alternative currencies. The New Facility includes (1) a $35 million sublimit for the issuance of standby letters of credit for the account of any Borrower or any of its subsidiaries, (2) a $50 million sublimit for swingline loans to the Borrowers, and (3) a $50 million sublimit for loans in alternative currencies.
The New Credit Agreement also provides the Company with the option to invite Lenders to bid to make loans to the Company at negotiated interest rates, which loans would utilize the available commitment under the New Facility (“Competitive Bid Loans”).
Loans under the New Facility will bear interest at a rate per annum equal to the following rates (capitalized terms have the meanings set forth in the New Credit Agreement): (i) for ABR loans, a rate equal to the greatest of (a) the Prime Rate, (b) the Federal Funds Effective Rate or the Overnight Bank Funding Rate, as applicable, plus 0.5%, and (c) the Adjusted LIBO Rate plus 1%, plus, in each case, a margin of between 0.125% and 0.625% depending on the Company’s ratio of Consolidated Funded Adjusted Indebtedness to Consolidated EBITDA as calculated pursuant to the Facility (the “Leverage Ratio”) and on Moody’s, S&P and Fitch ratings of the Company’s senior unsecured non-credit enhanced long-term indebtedness for borrowed money (the “Applicable Ratings”); (ii) for LIBOR revolving loans, the Adjusted LIBO Rate plus a margin of between 1.125% and 1.625%, depending on the Leverage Ratio and the Applicable Ratings; (iii) for EURIBOR revolving loans, the Adjusted EURIBO Rate plus a margin of between 1.125% and 1.625%, depending on the Leverage Ratio and the Applicable Ratings; and (iv) for Competitive Bid Loans, the rate of interest agreed with the bidding Lenders.
The full amount of the New Facility is undrawn as of the date hereof. Any borrowings under the New Facility may be used for working capital purposes, to finance acquisitions, stock repurchases, and capital expenditures, and other general corporate purposes. Letters of credit will be issued for general corporate purposes.
The Company is required to pay the Lenders under the New Credit Agreement an undrawn commitment fee at a rate per annum of between 0.125% and 0.225%, depending on the Leverage Ratio and the Applicable Ratings, payable quarterly in arrears. The Company is also required to pay, quarterly in arrears certain fees to the Lenders in connection with the letters of credit. The Company is further required to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.
The New Facility has a maturity date of December 12, 2024 at which time outstanding borrowings under the New Facility will be due and the commitments under the New Facility will terminate. The Company may request up to two one-year extensions of the maturity date, with each such extension subject to the approval of the extending Lenders, which must represent greater than 50% of the sum of the revolving loans in the aggregate then outstanding and the unused commitments in the aggregate at such time under the New Facility, and the commitment of any Lender that does not consent to an extension of the maturity date will be terminated on the then-effective maturity date. The Company may optionally prepay loans in whole or in part under the New Credit Agreement at any time (other than Competitive Bid Loans, which shall require the prior consent of the bidding Lenders) without penalty but subject to payment of any broken-funding costs of the Lenders. The Company may also, at any time, terminate the commitments or permanently reduce them from time to time.
The New Credit Agreement contains customary representations and warranties, as well as affirmative and negative covenants. Affirmative covenants include, among others, financial and other reporting requirements, provision of notices of material events, maintenance of existence, maintenance of intellectual property, payment of obligations, maintenance of properties, maintenance of insurance, maintenance of books and records and compliance with laws.
Negative covenants include, among others, limitations on the incurrence of additional indebtedness by subsidiaries that are not guarantors under the New Credit Agreement, limitations on the incurrence of liens, limitations on mergers and acquisitions, limitations on changing the business of the Company, any other Borrower or any subsidiary that is a borrower, limitations on sale/leaseback transactions, and limitations on the use of proceeds from borrowings under the New Facility.
The New Credit Agreement includes a financial covenant that the Company not permit the Leverage Ratio at any time to exceed 4.00 to 1.00.
The New Credit Agreement contains customary events of default, including among others, non-payment of principal, interest or other amounts when due (subject to a grace period for payment of interest and certain other amounts), inaccuracy of representations and warranties, violation of covenants, cross-payment-defaults and cross-acceleration with respect to certain other indebtedness, bankruptcy, insolvency or inability to pay debts, certain undischarged judgments, the occurrence of certain ERISA events, failure of any guarantee purported to be created under any Loan Document (as defined in the New Credit Agreement) to be in full force and effect, or a Change of Control (as defined in the New Credit Agreement). Upon the occurrence and during the continuance of an event of default under the New Credit Agreement, the Lenders may declare the loans and all other obligations under the New Credit Agreement immediately due and payable and may terminate the commitments. A bankruptcy event of default causes such obligations automatically to become immediately due and payable and the commitments automatically to terminate.
The Company may from time to time request Lenders to agree on a discretionary basis to increase the Commitment Amount by up to an aggregate of $150 million during the term of the New Facility.
Certain Lenders and/or their affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for the Company, for which they received or will receive customary fees and expenses. In addition, certain Lenders and/or their affiliates have, from time to time, purchased, and may in the future, purchase services from the Company for which they paid fees in the ordinary course. The Lenders party to the New Credit Agreement were also lenders under the Terminated Credit Agreement, which is further discussed in Item 1.02 below.
The foregoing description of the New Credit Agreement is qualified in its entirety by reference to that agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.
On December 12, 2019, in connection with entering into the New Credit Agreement, the Company terminated in full all commitments under the Terminated Credit Agreement.
Certain lenders under the Terminated Credit Agreement are Lenders party to the New Credit Agreement. The information regarding the Terminated Credit Agreement and the lenders thereunder in Item 1.01 of the Company’s Current Report on Form 8-K filed on April 1, 2015 is incorporated by reference into this Item 1.02.
No material early termination penalties were incurred by the Company as a result of the termination of the Terminated Credit Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description

10.1	Credit Agreement, dated as of December 12, 2019, among VeriSign, Inc., the borrowing subsidiaries party thereto, the lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.

104	Inline XBRL for the cover page of this Current Report on Form 8-K

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERISIGN, INC.

Date: December 13, 2019	By:	/s/ Thomas C. Indelicarto
Thomas C. Indelicarto
Executive Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
Exhibit 10.1	Credit Agreement, dated as of December 12, 2019, among VeriSign, Inc., the borrowing subsidiaries party thereto, the lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.

Exhibit 104	Inline XBRL for the cover page of this Current Report on Form 8-K